Exhibit 19.1

PUGET ENERGY, INC. AND PUGET SOUND ENERGY, INC.
INSIDER TRADING POLICY
(effective January 16, 2025)

Background

The board of directors of each of Puget Energy, Inc. and Puget Sound Energy, Inc. (including their respective subsidiaries, each a “Company” as applicable) has adopted this Insider Trading Policy (this “Policy”) for directors, officers, employees and consultants of the Company and its affiliates with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom the Company has a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material non-public information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Although the Company does not currently have any outstanding publicly-traded equity securities, the Company does have outstanding debt securities issued in public offerings registered under the securities laws and trading in the public debt markets. This Policy applies to such debt securities and any other securities of the Company which may be issued from time to time in the future.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. The securities rules do not recognize any mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Should you have any questions regarding this Policy, please contact the Company’s Chief Ethics and Compliance Officer.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $2,166,279 (subject to adjustment for inflation) and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. If you violate this Policy, the Company may take disciplinary and other action, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law. The Company may also report your misconduct to governmental authorities.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company or its affiliates, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).

In addition, this Policy applies to any entities that you influence or control (including corporations, limited liability companies, partnerships or trusts). For entities that are venture or similar investment funds, you have influence or control of the shares held by those funds if you can vote or dispose of them. Any transactions by entities that you have influence or control over should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.

You are responsible for ensuring compliance with this Policy by any person or entity whose transactions are subject to this Policy.

Securities Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other companies about which you learn confidential information through your work for the Company, including customers or suppliers of the Company, those with whom the Company may be negotiating major transactions (such as an acquisition, investment or sale), or an economically-linked company such as a competitor of the Company. Information that is not material to the Company may nevertheless be material to one of those other companies.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities (such as put and call options and convertible debentures or preferred stock), and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, if and as instituted, as described below.

Gifts. This Policy’s trading restrictions do not apply to bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the donor is aware of material non-public information, such as a donation of securities to a tax-exempt charitable organization (which organization may be required under its investment policy to sell the securities immediately after receipt).

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of “material non-public information” (see detailed discussion below) relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material non-public information about that company which you obtained in the course of your employment or position with the Company or any of its affiliates.

No Tipping. You may not pass material non-public information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if you do not trade any securities yourself and gain no benefit from another’s trading.

Hardship Exceptions. The existence of a personal financial emergency does not excuse you from compliance with this Policy.

Definition of “Material Non-public Information”

Note that inside information has two important elements—materiality and public availability.
Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of financial performance, including future earnings or losses or other earnings guidance.
•Financial results of a completed period.
•Earnings that are inconsistent with the consensus expectations of the investment community.
•A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
•A pending or proposed joint venture.
•A change in management or on the board of directors.
•Major events regarding the Company’s securities, including the declaration of a stock split, the offering of additional securities, or the downgrading of the Company’s credit ratings.
•Significant financial liquidity problems.
•Actual or threatened major litigation, or the resolution of such litigation.
•A cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data, or a product or service.
•New major contracts, orders, suppliers, customers or finance sources, or the loss thereof or a material change thereto.
•Development of a significant new product, process or service.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Non-public Information. Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as it is shared in a public manner. However, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had reasonable time to absorb the information fully. As a general rule, information is considered nonpublic until the completion of the second full trading day after the information is released.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short‑term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional restrictions.

Short Sales. Short sales (the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance. For these reasons, you may not engage in short sales of the Company’s securities, including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Given the relatively short term of publicly traded options, you may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders and limit orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. As a result, a standing order transaction executed by the broker when you are aware of material non-public information may result in unlawful insider trading. The Company discourages such standing order transactions on Company securities.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of such person’s securities holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, all directors, officers, employees and consultants of the Company are prohibited from engaging in such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Post‑Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or an affiliate. If you are aware of material non-public information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Transactions by the Company

The Company will comply with all applicable securities laws and regulations with respect to any transactions by the Company in the Company’s securities.

Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business in connection with your employment or other service to the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial or business community be made on the Company’s behalf only through authorized individuals.

Personal Responsibility

Ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you.
Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Chief Ethics and Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
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